Exhibit 99.1

For Immediate Release
August 27, 2007

Press Release

Investools Announces Change in Board of Directors

NEW YORK, NY — August 27, 2007 — Investools Inc. (NASDAQ: SWIM), a leading provider of online brokerage and investor education services, today announced that Michael H. Goldsmith has resigned as a member of the Board of Directors effective August 31, 2007.  The resignation results from Mr. Goldsmith’s acceptance of a position with a new employer whose policies do not permit membership on corporate boards.

“We appreciate Michael Goldsmith’s many contributions as a member of our Board for the past four years, and we wish him the best in his future endeavors,” said Investools’ Chairman and CEO Lee K. Barba.

Investools will seek a replacement for Mr. Goldsmith’s position on the Board to maintain a minimum of 8 members of which the majority will continue to be independent directors.  The Compensation Committee, of which Mr. Goldsmith was the Chairman, will be combined with the Governance and Nominating Committee, and Hans von Meiss will chair the combined committee.

About Investools (NASDAQ: SWIM)

Investools Inc. offers market-leading investor education and brokerage and related financial products and services for self-directed investors.  Investools Education Group offers a full range of investor education products and services that provide lifelong learning in a variety of interactive delivery formats, including instructor-led synchronous and asynchronous online courses, in-person workshops, one-on-one and one-to-many online coaching programs and telephone, live-chat and email support. thinkorswim Inc., Investools’ financial technology pioneer and industry-leading online brokerage firm, is focused on providing services to self-directed options traders and active traders. thinkorswim offers customers a broad range of products including equity securities, fixed income, index products, options, futures, other derivatives and foreign exchange. thinkorswim provides unique front end trading platforms that allow its customers to trade electronically and provides sophisticated trading tools and analytics, including tools for implementing complex, multi-leg options strategies.  The products and services offered by Investools Inc. have received numerous accolades from third parties including thinkorswim’s ranking by Barron’s as its top rated software-based online broker and best for options traders (2006 & 2007), and Prophet’s top Barron’s ranking for best technical analysis tools (2006).

Investor Contact:
Ida Kane, SVP and CFO
801.816.6918
ida.kane@investools.com

Media Contact:
Fran Del Valle
212.717.5499
frances.delvalle@influencecentral.com

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